UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2010
SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction)	001-34037 (Commission File Number)	75-2379388 (IRS Employer Identification No.)

601 Poydras St., Suite 2400, New Orleans, Louisiana (Address of principal executive offices)	70130 (Zip Code)
(504) 587-7374
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e)     Approval of Base Salary Increases
     On December 10, 2010, the Compensation Committee of the Board of Directors of Superior Energy Services, Inc. (the “Company”) approved increases to the base salaries of the executive officers of the Company, including the Company’s Chief Executive Officer and the following named executive officers (as that term is defined in Item 402(a)(3) of Regulation S-K). The base salary increases are effective January 1, 2011. The adjusted base salaries will be as follows:

Recipient	Title	Salary
David D. Dunlap	Chief Executive Officer	$858,000
Robert S. Taylor	Chief Financial Officer, Executive Vice President, Treasurer	$416,000
A. Patrick Bernard	Senior Executive Vice President	$379,600
Patrick J. Campbell	Executive Vice President	$327,600
     (b) and (e)     Management Changes
     The Company previously reported on Forms 8-K filed with the Securities and Exchange Commission on May 3, 2010 and May 27, 2010 that Terence E. Hall, the Company’s former Chief Executive Officer, would assume the role of Executive Chairman of the Board of Directors, and that each of Mr. Hall and Kenneth L. Blanchard, the Company’s President and Chief Operating Officer, would transition to the role of senior advisor to the Company effective May 20, 2011 and January 1, 2011, respectively. In addition, Messrs. Hall and Blanchard were both granted special equity awards in connection with these transition arrangements in April 2010 and May 2010, respectively. These arrangements, including the special equity grants that were to vest generally during the terms of the senior advisor agreements, were entered into in recognition of past service to the Company and in order to ensure continuity and stability through the retirement process of the Company’s two senior executives, and to facilitate the transition of David D. Dunlap as Chief Executive Officer of the Company. Through the combined efforts of Messrs. Dunlap, Hall and Blanchard since April 2010, the transition of Mr. Dunlap as Chief Executive Officer of the Company has progressed successfully and more quickly than anticipated. Accordingly, the stabilizing aspects of these arrangements have served their purposes and the Compensation Committee of the Board of Directors and the Board of Directors have revisited the need to continue certain aspects of these arrangements. In addition, as recommended by management, the Compensation Committee has also examined whether certain revisions to the arrangements would be in the best interest of the Company from a tax and accounting perspective.
     Accordingly, on December 10, 2010, as more fully described below, the Company and Mr. Hall agreed to terminate his Executive Chairman Agreement and Mr. Hall assumed the position of senior advisor, and Mr. Blanchard retired as President and Chief Operating Officer and assumed the position of senior advisor. These actions will support the Company’s position that neither Mr. Hall nor Mr. Blanchard will be a covered employee for purposes of Internal Revenue Code §162(m) as of December 31, 2010. In addition, following management’s recommendation, the Compensation Committee concluded that it would be in the Company’s best interest to accelerate the vesting of the outstanding stock options and restricted stock held by Messrs. Hall and Blanchard, including the awards made earlier this year, to permit the Company to fully recognize the non-cash expense of the awards during 2010.
     Terence E. Hall
     As previously reported, the Company and Mr. Hall entered into an Executive Chairman Agreement (the “Executive Chairman Agreement”) in conjunction with his voluntary termination of employment as Chief Executive Officer and assumption of the role of Executive Chairman of the Board of Directors in April 2010. The Company and Mr. Hall also entered into a Senior Advisor Agreement dated effective May 20, 2011 (the “Senior Advisor Agreement”) in conjunction with his transition from Executive Chairman to the position of senior advisor at that time. Effective December 10, 2010, and with the recommendation of the Compensation Committee and the approval of the Board of Directors, the Company and Mr. Hall entered into a letter agreement (the “Hall Letter Agreement”), pursuant to which the Executive Chairman Agreement was terminated and the effective date of the Senior Advisor Agreement was accelerated to December 11, 2010. Mr. Hall will continue to serve as Chairman of the Board of Directors and will continue to have use of the corporate aircraft and facilities; however, he will no longer serve as an employee of the Company. The Board of Directors also confirmed that it will nominate Mr. Hall for re-election at the 2011 annual meting. Pursuant to the terms of the Hall Letter Agreement, the Company agreed to provide the following benefits to Mr. Hall, which benefits are intended to ensure that Mr. Hall is in approximately the same financial position as he would have been had the Executive Chairman Agreement continued through its original term: (i) payment of $371,844, less applicable withholding taxes, representing the base salary and car allowance he would have received under the Executive Chairman Agreement through May 20, 2011, its original termination date; (ii) confirmation that Mr. Hall will remain eligible to receive an annual bonus under the Company’s annual bonus program for the full fiscal year 2010 and for a portion of 2011, which will be paid out in accordance with the terms of the annual bonus program based on the Company’s achievement of the applicable performance objectives for 2010 and 2011, respectively, and (iii) credits under the Company’s Supplemental Executive Retirement Plan for the 2010 and 2011 plan years that total the amount Mr. Hall would have received as credits under such plan had he remained an employee through May 20, 2011. The timing of each of these payments has been structured to comply with Internal Revenue Code Section 409A. As noted above, the Compensation Committee also agreed to accelerate the vesting of all of Mr. Hall’s outstanding stock options and restricted stock in order to allow the Company to fully recognize the non-cash expense for these awards in 2010, and to provide Mr. Hall with an additional five months employment credit under his outstanding performance share units. As noted above, the effective date of the Senior Advisor Agreement was changed to December 11, 2010; however, Mr. Hall will not receive any compensation under the Senior Advisor Agreement before May 20, 2011. The Hall Letter Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K, is incorporated by reference herein and the above description is qualified in its entirety by reference to such exhibit.

     Kenneth L. Blanchard
     As previously reported, the Company and Mr. Blanchard entered into a Senior Advisor Agreement dated effective January 1, 2011 (the “Blanchard Senior Advisor Agreement”), pursuant to which Mr. Blanchard agreed to voluntarily terminate his employment as President and Chief Operating Officer as of December 31, 2010. Effective December 10, 2010, Mr. Blanchard retired as President and Chief Operating Officer. Effective December 10, 2010, and with the recommendation of the Compensation Committee and the approval of the Board of Directors, the Company and Mr. Blanchard entered into a letter agreement (the “Blanchard Letter Agreement”), pursuant to which Mr. Blanchard’s Employment Agreement, dated June 1, 2007, was formally terminated and the effective date of the Blanchard Senior Advisor Agreement was accelerated to December 11, 2010. In addition to the previously reported benefits Mr. Blanchard received in connection with the execution of the Blanchard Senior Advisor Agreement, the Company paid Mr. Blanchard a lump-sum payment of $28,192, less applicable withholding taxes, representing the base salary Mr. Blanchard would have received for the remainder of 2010. In addition, the Compensation Committee confirmed that notwithstanding the early termination of Mr. Blanchard’s employment, (i) Mr. Blanchard will receive a credit under the Company’s Supplemental Executive Retirement Plan for 2010 in the amount of $122,500 based on his 2010 base salary, which credit shall be made in 2011, at the same time credits are made to other participants in the Supplemental Executive Retirement Plan, and (ii) Mr. Blanchard will remain eligible to receive an annual incentive bonus for 2010 under the Company’s annual incentive bonus program, which will be paid out in accordance with the terms of the annual bonus program based on the Company’s achievement of the applicable performance objectives for 2010. As previously reported, the Compensation Committee previously agreed to accelerate the vesting of all of Mr. Blanchard’s outstanding stock options and restricted stock, except the stock options granted in May 2010, upon his termination of employment in December 2010. As noted above, effective December 10, 2010, the Compensation Committee also agreed to accelerate the vesting of the stock options granted to Mr. Blanchard in May 2010 to allow the Company to fully recognize the non-cash expense for this award in 2010. Although the effective date of the Blanchard Senior Advisor Agreement has been changed to December 11, 2010, Mr. Blanchard will not receive any compensation under the Blanchard Senior Advisor Agreement before January 1, 2011. The Blanchard Letter Agreement, which is included as Exhibit 10.2 to this Current Report on Form 8-K, is incorporated by reference herein and the above description is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description
10.1	Letter Agreement, dated effective December 10, 2010, by and between Superior Energy Services, Inc. and Terence E. Hall.
10.2	Letter Agreement, dated effective December 10, 2010, by and between Superior Energy Services, Inc. and Kenneth L. Blanchard.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer, Executive Vice President, Treasurer

Dated: December 16, 2010